NUCOR CORPORATION
2100 Rexford Road Charlotte, North Carolina 28211 Phone 704/366-7000
                                Fax 704/362-4208

       NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT


                                ANNUAL MEETING

     The 1999 annual meeting of stockholders of Nucor Corporation will be held in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City, at 1:30 p.m. on Thursday, May 13, 1999, to elect two directors for three years (and to conduct such other business as may properly come before the meeting).

     Stockholders of record at the close of business on March 15, 1999, are entitled to notice of and to vote at the meeting.

     It is important that you vote. Please sign and promptly return the enclosed proxy card, in the enclosed envelope, to ensure that you will be represented at the meeting. Your prompt attention is requested.

                                  By order of the Board of Directors,
                                                        SAMUEL SIEGEL

                           Vice Chairman and Chief Financial Officer,
March 22, 1999                               Treasurer and Secretary

         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.


                              GENERAL INFORMATION

     The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation for use at the 1999 annual meeting of stockholders to be held on Thursday, May 13, 1999, and any adjournment. The proxy may be revoked by the stockholder by letter to the Secretary of Nucor received before the meeting, or by utilizing a ballot at the meeting. In addition to solicitation by mail, arrangements may be made with third parties, including brokerage firms and other custodians, nominees, and fiduciaries, the cost of which will by paid by Nucor.

     The total number of outstanding shares of common stock as of February 28, 1999 was 87,269,906. Only stockholders of record at the close of business on March 15, 1999 are entitled to notice of, and to vote at, the meeting. A majority of the outstanding shares constitutes a quorum. In voting on matters other than the election of directors, each stockholder has one vote for each share of stock held. With respect to the election of directors, stockholders have cumulative voting rights, which means that each stockholder has the number of votes equal to the number of shares held times the number of directors to be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. For matters other than the election of directors, abstentions are counted in tabulations of votes cast on proposals presented to stockholders, and have the effect of voting against such proposals; broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors are elected by plurality vote; thus, any shares not voted (abstention, broker non-vote or otherwise) have no effect. Unless otherwise specified, matters other than the election of directors require the vote of a majority of the shares represented at the meeting. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting, and is not revoked by the stockholder, and will give to the persons appointed as proxies the discretionary authority to cumulate votes.

     At December 31, 1998, State Farm Mutual Automobile Insurance Company and related entities beneficially owned, with voting and investment power, 7,522,126 shares (8.61%); FMR Corporation (Fidelity Funds) beneficially owned, with voting and investment power, 6,562,353 shares (7.51%); and AMVESCAP PLC (Invesco Funds) and related entities beneficially owned, with voting and investment power, 7,162,775 shares (8.20%); of the outstanding common stock of Nucor.

     The 1998 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement. Any stockholder proposal intended to be included in Nucor's proxy statement for its 2000 annual meeting of stockholders must be received by Nucor not later than November 22, 1999.

                             ELECTION OF DIRECTORS
     Nucor's Board of Directors recommends that Nucor's stockholders vote FOR the election of directors.

     Nucor's Board of Directors is divided into three classes. The terms of two directors, Peter C. Browning and Victoria F. Haynes, expire in 1999, and therefore two places on Nucor's Board are to be filled at the 1999 annual meeting of stockholders. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for re-election of Mr. Browning and Ms. Haynes as directors for terms expiring in 2002 and until their successors are elected and qualified. They have agreed to continue to serve as directors if elected. If they should become unable to serve, the enclosed proxy will be voted for the election of such other persons, if any, as Nucor's Board of Directors may designate.

     Nucor's Board of Directors recommends a vote FOR the election of directors. Unless otherwise specified, proxies will be voted FOR the election of directors.

     The following table sets forth certain information about all of the directors, as of February 28, 1999:


                                                                                                             Common stock
                                                                                                            "beneficially
                                            Principal occupation                                              owned"(and
                                          and directorship in other                Director     Term          percent of
Name (and age)                                public companies                       since    expires       class) (Note)
 H. David Aycock (68)      Chairman of Nucor (effective January 1, 1999);           1971       2000     625,391        (0.72%)
                           Former President of Nucor (until 1991);
                           Director, Bowater Incorporated
 Peter C. Browning (57)    President and Chief Executive Officer,                   1999       1999       560             --
                           Sonoco Products Company; Director,
                           Wachovia Corporation and Lowe's Companies, Inc.
 John D. Correnti (51)     Vice Chairman, President and Chief Executive Officer     1992       2001      56,181        (0.06%)
                           of Nucor; Director, Harnischfeger Industries, Inc.
                           and Navistar International Corporation
 Harvey B. Gantt (56)      Partner, Gantt Huberman Architects                       1999       2000       none            --
 Victoria F. Haynes (51)   Chief Technical Officer, The B.F. Goodrich Company;      1999       1999       none            --
                           Director, The Lubrizol Corporation
 James D. Hlavacek (55)    Managing Director, Market Driven Management              1996       2001      1,700            --
 Samuel Siegel (68)        Vice Chairman, Chief Financial Officer,                  1968       2000     320,400        (0.37%)
                           Treasurer and Secretary of Nucor
 All 25 directors and senior officers as a group (including those named above)                         1,632,687       (1.87%)

Note
Common stock "beneficially owned" includes (as defined by the rules of the Securities and Exchange Commission), the following shares not owned by the above-named persons, but which they have the right to acquire pursuant to the exercise of stock options: Mr. Aycock, none; Mr. Correnti, 14,778; Mr. Siegel, 12,929; all directors and senior officers as a group (including those named above), 176,109. The above-named persons had sole voting and investment power (and shared voting and investment power) over shares "beneficially owned", as follows: Mr. Aycock, 493,091 (132,300); Mr. Browning, 560 (none); Mr. Correnti, 56,181 (none); Mr. Gantt, none; Ms. Haynes, none; Mr. Hlavacek, 1,700 (none); Mr. Siegel, 260,430 (59,970); all directors and senior officers as a group (including those named above) 1,421,511 (211,176).

     The Board of Directors of Nucor had nine meetings during 1998. The Board has a standing Audit Committee with the following functions: ratify the selection of the independent auditor; review the overall plan and scope of the annual audit; review annual financial statements; review the results of the annual audit; inquire into important accounting, reporting, control and audit matters; and report and make recommendations to the full Board. The members of the Audit Committee are Mr. Browning, Mr. Gantt, Ms. Haynes and Mr. Hlavacek. The Audit Committee held two meetings during 1998. The Board of Directors does not have a nominating or compensation committee; the Board itself performs these functions. Directors who are not senior officers are paid standard directors' fees of $7,500 quarterly and $1,000 for each meeting attended.
     All three new directors were elected by Nucor's Board of Directors in March 1999. Mr. Browning is President and Chief Executive Officer of Sonoco Products Company and has been a senior officer since 1993. He was previously President, Chairman and Chief Executive Officer of National Gypsum Company. Mr. Gantt has been a partner of Gantt Huberman Architects, a professional architectural firm, for more than 25 years. He has served as Mayor of the City of Charlotte, North Carolina. Ms. Haynes is Chief Technical Officer of The B.F. Goodrich Company, and Vice President of its Advanced Technology Group. She was Vice President of Research and Development upon joining Goodrich in 1992.

     The following table sets forth compensation information for the chief executive officer and for the other four highest-compensated senior officers whose cash compensation exceeded $100,000 for 1998:



                                                                          Summary Compensation Table
                                                                 Annual Compensation      Long-Term Compensation
                                                              -------------------------- ------------------------
                                                                               Cash           Stock       Stock
                                                                             Incentive      Incentive    Options
                                                                  Base     Compensation   Compensation   Granted
Name (and age)             Principal Positions(s)       Year     Salary       (Note)         (Note)      (shares)

 F. Kenneth Iverson (73)   Chairman                    1998   $355,000       $ 366,124      $ 271,178     5,026
                           (until December 31, 1998)   1997    345,161         536,722        397,564     3,783
                                                       1996    333,150         485,985        359,958     3,941
                                                       1995    322,500         840,572        622,605     3,243
                                                       1994    312,225         843,007        624,431     2,171
 John D. Correnti (51)     Vice Chairman, President,   1998    355,000         366,124        271,178     5,026
                           Chief Executive Officer     1997    305,416         474,919        351,763     3,310
                           (since 1996);               1996    280,392         409,024        302,940     3,449
                           previously President and    1995    242,300         631,537        467,797     2,162
                           Chief Operating Officer     1994    234,600         633,420        469,197     1,812
 Samuel Siegel (68)        Vice Chairman,              1998    270,000         278,460        206,259     3,769
                           Chief Financial Officer,    1997    259,325         403,248        298,668     2,837
                           Treasurer and Secretary     1996    250,350         365,200        270,504     2,955
                                                       1995    242,300         631,537        467,797     2,433
                                                       1994    234,600         633,420        469,197     2,039
 D. Michael Parrish (46)   Executive Vice President    1998    203,452         209,827        155,397     2,513
                           (since 1998);               1997    181,846         282,769        209,435     1,891
                           previously Vice President   1996    163,085         237,901        176,205     1,970
                                                       1995    150,445         392,124        290,424     1,622
                                                       1994    136,000         367,200        271,950     1,359
 Daniel R. DiMicco (48)    Vice President              1998    201,000         207,298        153,538     2,513
                                                       1997    194,835         302,967        224,412     1,891
                                                       1996    185,666         270,842        200,583     1,970
                                                       1995    174,900         455,864        337,666     1,622
                                                       1994    157,500         425,250        314,962     1,359

Note
All of Nucor's employees, except senior officers, participate in various incentive compensation plans which are based on Nucor's profitability and productivity. In addition, all of Nucor's employees, except senior officers, participate in Nucor's Profit Sharing Plans, pursuant to which Nucor contributes at least 10% of each year's pre-tax earnings. Nucor's senior officers participate only in Nucor's Senior Officers Cash and Stock Incentive Compensation Plans, which are based on Nucor's profitability. Pursuant to the Senior Officers Incentive Plans, a portion (approximately 3.5% for 1999 and
1998) of each year's pre-tax earnings (as defined) in excess of an earnings base ($240,000,000 for 1999 and 1998) is payable to senior officers, partly in cash and partly in stock, as incentive compensation. The cash and stock are allocated for each year to senior officers according to base salary. Since the inception of the Senior Officers Incentive Plans in 1966, the earnings base (below which nothing is payable) has been increased eighteen times, from $500,000 to the present $240,000,000. Pursuant to the Senior Officers Incentive Stock Plan, the above-named persons held shares of stock, which have been issued during the 33 years since the 1966 effective inception of the Stock Plan, and which were restricted as to transfer at December 31, 1998 (with "value" as defined by the rules of the Securities and Exchange Commission) as follows: Mr. Iverson, none; Mr. Correnti, 40,929 ($1,770,179); Mr. Siegel, 13,096 ($566,402); Mr. Parrish, 16,405 ($709,516); Mr. DiMicco, 16,575
($716,869).

     Mr. Iverson was a co-founder of Nucor in its present form, and served as a senior officer for more than 36 years, until his retirement on December 31, 1998. Mr. Iverson will receive $500,000 per year as consideration for his agreement not to compete with Nucor for five years.

     The following tables set forth stock option information for the chief executive officer and for the four other highest-compensated senior officers whose cash compensation exceeded $100,000 for 1998:


                       Stock Option Grants in 1998 (Note)



                                                                                 Potential Realizable Value
                                                                                of Stock Options Granted in
                                   Stock Options Granted in 1998                            1998
                     ---------------------------------------------------------- ----------------------------
                      Number   Percent of Total                                    5% Annual     10% Annual
                        of        Granted to      Exercise       Expiration       Stock Price   Stock Price
Name                  Shares     All Employees      Price           Date         Appreciation   Appreciation
F. Kenneth Iverson    2,126           1.0%        $  51.74  February 28, 2005       $44,781       $104,358
                      2,900           1.4%           37.92    August 31, 2005        44,768        104,329
John D. Correnti      2,126           1.0%           51.74  February 28, 2005        44,781        104,358
                      2,900           1.4%           37.92    August 31, 2005        44,768        104,329
Samuel Siegel         1,594           0.8%           51.74  February 28, 2005        33,575         78,244
                      2,175           1.1%           37.92    August 31, 2005        33,576         78,246
D. Michael Parrish    1,063           0.5%           51.74  February 28, 2005        22,390         52,179
                      1,450           0.7%           37.92    August 31, 2005        22,384         52,164
Daniel R. DiMicco     1,063           0.5%           51.74  February 28, 2005        22,390         52,179
                      1,450           0.7%           37.92    August 31, 2005        22,384         52,164

Note
137 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plans, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 1998, key employees, other than the above-named senior officers, were granted stock options for 184,965 shares (91% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named senior officers. The potential realizable value of stock options granted to these other key employees was $3,297,064 at 5% annual stock price appreciation and $7,683,560 at 10% annual stock price appreciation.


                        Stock Option Exercises in 1998
                   and Year-End 1998 Stock Option Data (Note)



                                                              Number of Unexercised        "Value" of Unexercised
                                                                  Stock Options          In-the-Money Stock Options
                       Stock Options Exercised in 1998          at Year-End 1998              at Year-End 1998
                     ------------------------------------ ----------------------------- ----------------------------
Name                  Shares Acquired   "Value" Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
F. Kenneth Iverson         1,982             $ 9,890         15,810          none           none           none
John D. Correnti           1,322              11,422         12,859         2,900           none          $15,457
Samuel Siegel              1,488               9,350         11,858         2,175           none           11,593
D. Michael Parrish           937              13,225          7,905         1,450           none            7,729
Daniel R. DiMicco           none              none            7,905         1,450           none            7,729

Note
"Value" (as defined by the rules of the Securities and Exchange Commission) is the excess of the market price over the exercise price. During 1998, key employees, other than the above-named senior officers, acquired 58,948 shares on exercise of stock options, with a "value" realized of $408,095. At year-end 1998, these other key employees had 573,686 unexercised stock options, 468,866 of which were exercisable and 104,820 were unexercisable. At year-end 1998, these other key employees had unexercised in-the-money stock options, with a "value" of none for exercisable stock options, and $558,691 for unexercisable stock options.

           BOARD OF DIRECTORS REPORT ON SENIOR OFFICERS COMPENSATION

     Nucor's senior officers compensation program is significantly oriented towards Nucor's Senior Officers Cash and Stock Incentive Compensation Plans. These Senior Officers Incentive Plans directly link Nucor's performance and the senior officers' compensation. All of Nucor's senior officers, including the chief executive officer, participate in the Senior Officers Incentive Plans. These Senior Officers Incentive Plans began in 1966 and are based solely on Nucor's profitability, with a portion of each year's pre-tax earnings in excess of an earnings base payable to senior officers, partly in cash and partly in stock. The cash and stock are allocated for each year to senior officers according to base salary. Nucor's Board of Directors reviews national surveys of the base salaries and total compensation of chief executive officers and senior officers in manufacturing companies with sales, assets and capital comparable to Nucor. Nucor's Board of Directors then sets the base salaries of Nucor's chief executive officer and senior officers at a low level compared with the median for comparable positions in such other manufacturing companies. Nucor's Board of Directors then also sets the earnings base for the Senior Officers Incentive Plans (below which nothing is payable), taking into consideration Nucor's growth, profitability and capital. Since the inception of the Senior Officers Incentive Plans in 1966, this earnings base (below which nothing is payable) has been increased eighteen times, from $500,000 to the present $240,000,000.

     All of Nucor's 137 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plans. Under the Incentive Stock Option Plans, stock options are granted at 100% of the market value on the date of grant. Stock option grants to Nucor's chief executive officer and senior officers are substantially below the median for comparable positions in manufacturing companies with sales, assets and capital comparable to Nucor. The dollar amount of options granted for key employees is established by Nucor's Board of Directors. The Incentive Stock Option Plans provide incentive for all key employees, including the chief executive officer and senior officers, by further identifying their interests with those of Nucor's stockholders, since these key employees benefit only if Nucor's stockholders benefit by increases in Nucor's stock price.

     Nucor's senior officers do not participate in Nucor's Profit Sharing Plans. Nucor's senior officers do not participate in any pension plan.

     Nucor has received commendations for its long-term policy (more than 30 years) of linking senior officers compensation to Nucor's performance. Since Nucor's present management was elected in late 1965, Nucor's sales have increased 19,000%; Nucor's net earnings have increased 417,000%; Nucor's stockholders' equity has increased 272,000%; and the total market value of Nucor's common stock has increased 25,000%. Nucor's entire Board of Directors performs the functions of determining senior officers' compensation and rendering this report. Members of the current Board who performed these functions for 1998 were: H. David Aycock, John D. Correnti, James D. Hlavacek, and Samuel Siegel.


                            STOCK PERFORMANCE GRAPH





[PERFORMANCE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]


                    Nucor          S&P Steel Group          S&P 500

1993                100.00              100.00              100.00
1994                104.78               97.26              101.32
1995                108.67               90.19              139.40
1996                 97.61               80.52              171.40
1997                 93.20               81.92              228.59
1998                 84.32               71.01              293.91



                                                   This graphic comparison
                                                  assumes the investment of
                                                  $100 in Nucor Common Stock,
                                                  $100 in the S&P 500 Index,
                                                  and $100 in the S&P Steel
                                                  Group Index, all at year-end
                                                  1993. The resulting
                                                  cumulative total return
                                                  assumes that cash dividends
                                                  were reinvested. Nucor Common
                                                  Stock comprised 31% of the
                                                  S&P Steel Group Index at
                                                  year-end 1998 (35% at
                                                  year-end 1993).

                                 OTHER MATTERS

     Nucor's Board of Directors does not intend to present any matters to the meeting other than as set forth above, and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, it is intended that the persons named in the enclosed proxy will vote such proxy according to their best judgement.

     Nucor's financial statements are audited by PricewaterhouseCoopers LLP. A representative of that firm will be present at the meeting with an opportunity to make a statement and answer appropriate questions.

                                            By order of the Board of Directors,

                                                                H. DAVID AYCOCK
March 22, 1999                                                         Chairman



         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                 IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

                              NUCOR CORPORATION

PROXY          2100 Rexford Road, Charlotte, North Carolina 28211
                   Phone (704) 366-7000     Fax (704) 362-4208

     Proxy solicited on behalf of Board of Directors for 1999 annual meeting of stockholders, to be held at 1:30 P.M. on Thursday, May 13, 1999, in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City.

     H. David Aycock and Samuel Siegel, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 1999 annual meeting of stockholders, and any adjournment, on the following proposal, as set forth in the proxy statement, and upon such other matters as my properly come before the meeting:

          Elect two directors for three years
          (Nucor's Board of Directors recommends a vote FOR).
                                                        ---
     THIS PROXY WILL BE VOTED FOR THE PROPOSAL, UNLESS OTHERWISE INDICATED.
                              ---

                    PLEASE SIGN AND DATE ON THE OTHER SIDE.

                       Please sign, date, detach and mail

                              the proxy card below

                              as soon as possible!

                                   ----------


                         Annual Meeting of Stockholders

                               NUCOR CORPORATION

                                  May 13, 1999


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X} PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


     Nucor's Board of Directors recommends that you vote FOR
                                                         ---

                              Vote
                    For     Withheld

       Elect       [   ]     [   ]      NOMINEES:
       as directors                       Peter C. Browning
       the two                            Victoria F. Haynes
       nominees


       (To withhold your vote for either nominee, strike a line through that persons name)




THIS PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS OTHERWISE INDICATED. IF YOU WISH TO FOLLOW THE RECOMMENDATION OF NUCOR'S BOARD OF DIRECTORS, IT IS NOT NECESSARY TO CHECK ANY OF THE BOXES.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.



  Signed                                             Dated               , 1999
         ------------------------------------------        --------------
         (Please sign your name exactly as printed)

--------------------------------------------------------------------------------